Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Mason Industrial Technology, Inc. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 28, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Mason Industrial Technology, Inc. as of September 15, 2020 and for the period from August 31, 2020 (inception) through September 15, 2020, appearing in the Registration Statement on Form S-1, as filed (File No. 333-252051), of Mason Industrial Technology, Inc.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 28, 2021